EXHIBIT 99.1

STRATA Skin Sciences Reports Second Quarter 2016 Financial Results
Conference call and webcast, today at 4:30 pm Eastern Time

Horsham, PA, August 11, 2016 — STRATA Skin Sciences, Inc. ("STRATA") (NASDAQ: SSKN) a medical technology company dedicated to developing and commercializing innovative products for the treatment and diagnosis of serious dermatological disorders, today reported financial results for the quarter ended June 30, 2016.

Second Quarter and Recent Corporate Highlights
•	Second quarter revenues were $7.7 million.
•	Recurring XTRAC revenues were $6.1 million, down 8.8% year-over-year and up 10.2% sequentially.
•	Installed base of XTRAC systems in the U.S. expanded to 748 systems placed, up 12.7% from 664 at the end of the second quarter 2015.

The operating results of the Company for the three months ended June 30, 2016 include activity from the XTRAC and VTRAC businesses for the entire period. As a result of purchase accounting rules, the operating results of the XTRAC and VTRAC businesses for the three months ended June 30, 2015 are included for the period of June 23 through June 30 in consolidated statements of operations.

"As we work to drive further market penetration of XTRAC we are continuing to implement improvements to our marketing and awareness campaigns aimed at expanding patient awareness and better facilitating the patient's XTRAC experience.  Over the coming quarters, we expect to see greater efficiencies from our newly revamped website coupled with new creatives and more targeted approach in television, radio and social media. In addition, our team has implemented a new process to work with dermatology practices with newly placed XTRAC systems in an effort to ramp revenues more quickly and maintain a consistent and growing level of procedures," said Michael R. Stewart, President and CEO of the Company.

Continuing, Mr. Stewart added, "We are seeing a greater consolidation of individual dermatology practices in the marketplace through corporate buyouts. Over time, we believe this is an important growth opportunity for the XTRAC as our sales approach adapts to addressing the needs of these corporate entities, including the potential expansion of the deployment of XTRAC into a greater number of owned practices. Separately, as patients face the reset of their deductible and co-pays at the start of each year, and as insurers are raising these deductible limits for many consumers, we believe this appears to have been reflected in fewer patient visits to dermatologists during the past quarter than in the same quarter a year ago."

"We are excited about the opportunity for growth of the XTRAC system.  We continue to pursue R&D projects that may deliver a more effective treatment using a higher dose of light, increasing the appeal of the XTRAC system to dermatologists and patients. In addition to accelerating our revenue growth, we are also engaged in several engineering and R&D projects to help lower Strata's costs of installing and maintaining the XTRAC systems in place," added Mr. Stewart.

Reported Financial Results
Revenues for the second quarter of 2016 were $7.7 million compared with revenues for the second quarter of 2015 of $0.6 million.

Net income for the second quarter of 2016 was $0.5 million or ($0.23) per diluted share, which included other income of $3.2 million for the change in fair value of warrant liability, $1.2 million in interest expense, $1.6 million in depreciation and amortization expenses and $0.1 million for income tax expense. This compares with a net loss for the second quarter of 2015 of $7.8 million or ($1.01) per diluted share, which included other income of $2.0 million for the change in fair value of warrant liability, $0.8 million in interest expense and $0.3 million in depreciation and amortization expenses.

Revenues for the six months of 2016 were $15.4 million compared with revenues for the six months of 2015 of $0.7 million.

Net loss for the six months of 2016 was $0.9 million or ($0.55) per diluted share, which included other income of $5.2 million for the change in fair value of warrant liability, $2.4 million in interest expense, $3.3 million in depreciation and amortization expenses and $0.1 million for income tax expense. This compares with a net loss for the six months of 2015 of $15.1 million or ($2.08) per diluted share, which included other income of $0.7 million for the change in fair value of warrant liability, $4.8 million in inventory obsolescence charges; $3.2 million in interest expense, $0.5 million in acquisition costs and $0.6 million in depreciation and amortization expenses.

As of June 30, 2016 the Company had cash, cash equivalents and short-term investments of $2.8 million, compared with $3.3 million as of December 31, 2015.

In order to provide information that is helpful to investors relating to the historical and current growth of the XTRAC recurring revenues, the Company is providing the following table, including information obtained from the predecessor company's disclosures of previous period results.

Q2 2016 Supplemental Proforma Financial Information
As of June 30, 2016, Q2 Earnings Report
(unaudited)
(in thousands)

	2015
	Qtr. 1		Qtr. 2		Qtr. 3	Qtr. 4	YTD
XTRAC Recurring Revenue	$5,376	*	$6,678	**	$7,032	$7,479	$26,565	***

	2016
	Qtr. 1		Qtr. 2		Qtr. 3	Qtr. 4	YTD
XTRAC Recurring Revenue	$5,528		$6,093				$11,621

*As reported by PhotoMedex, Inc.
**$104 reported by the Company; balance reported by PhotoMedex, Inc.
***$14,615 reported by the Company; balance reported by PhotoMedex, Inc.

Non-GAAP Measures
To supplement the Company's consolidated financial statements, prepared in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted EBITDA.

The Company's reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company's core operating results and business outlook. In addition, the Company believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands) (Unaudited)		(in thousands) (Unaudited)
Net income (loss) as reported	$498	$(7,847)	$(939)	$(15,120)
Adjustments:
Depreciation and amortization expense	1,640	322	3,323	641
Interest expense, net	535	151	1,067	290
Non-cash interest expense	643	687	1,329	2,872
Income taxes	61	-	127	-

EBITDA	3,377	(6,687)	4,907	(11,317)

Stock-based compensation expense	116	246	286	476
Change in fair value of warrants	(3,199)	(1,985)	(5,184)	(651)
Acquisition costs	-	456	-	456
Impairment of property and equipment	-	920	-	920
Inventory valuation reserves	-	4,818	-	4,818

Non-GAAP adjusted EBITDA	$294	$(2,232)	$9	$(5,298)

STRATA previously announced the scheduling of a conference call with investors to review the results of the second quarter. Following is the pertinent information for accessing that call.

Conference Call Detail:
Date:	Thursday, August 11, 2016
Time:	4:30 pm Eastern Time
Toll Free:	888.430.8691
International:	719.457.2664
Passcode:	1347868
Webcast:	www.strataskinsciences.com

Replays available through August 25, 2016:
Toll Free:	877.870.5176
International:	858.384.5517
Passcode:	1347868
Webcast:	www.strataskinsciences.com

About STRATA Skin Sciences, Inc.
(www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company focused on the therapeutic and diagnostic dermatology market. Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions, and the MelaFind® system used to assist in the identification and management of melanoma skin cancer.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning at any time in the future, the public's reaction the Company's new advertisements and marketing campaign, and the Company's ability to build a leading franchise in medical dermatology, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Christina L. Allgeier, Chief Financial Officer	Bob Yedid, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3267	646-597-6989
callgeier@strataskin.com	Bob@LifeSciAdvisors.com

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,841	$3,303
Restricted cash	-	15
Accounts receivable, net	2,708	4,068
Inventories, net	3,754	4,128
Other current assets	252	465
Property and equipment, net	11,635	13,851
Goodwill and other intangible assets	23,122	24,155
Other non-current assets, net	94	94
Total assets	$44,406	$50,079

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Note payable	$93	$299
Accounts payable and accrued current liabilities	4,097	6,607
Current portion of deferred revenues	204	173
Senior secured convertible debentures, net	10,824	9,839
Long-term debt, net	11,345	9,851
Warrant liability	317	7,042
Other long-term liabilities	254	181
Stockholders' equity	17,272	16,087
Total liabilities and stockholders' equity	$44,406	$50,079

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Revenues	$7,739	$611	$15,359	$692

Cost of revenues	3,139	6,474	6,561	7,185

Gross profit (loss)	4,600	(5,863)	8,798	(6,493)

Operating expenses:
Engineering and product development	634	282	1,159	521
Selling and marketing	3,523	910	7,233	1,937
General and administrative	1,901	1,950	4,002	3,686
	6,058	3,142	12,394	6,144

Operating loss before other income (expense), net	(1,458)	(9,005)	(3,596)	(12,637)

Other income (expense), net:
Interest expense, net	(1,178)	(838)	(2,396)	(3,162)
Change in fair value of warrant liability	3,199	1,985	5,184	651
Other (expense) income, net	(4)	11	(4)	28
	2,017	1,158	2,784	(2,483)

Net income (loss) before income taxes	559	(7,847)	(812)	(15,120)

Income tax expense	(61)	-	(127)	-

Net income (loss)	$498	$(7,847)	$(939)	$(15,120)

Net income (loss) per share:
Basic	$0.05	$(0.97)	$(0.09)	$(2.08)
Diluted	$(0.23)	$(1.01)	$(0.55)	$(2.08)

Shares used in computing net income (loss) per share:
Basic	10,589,485	8,067,991	10,464,571	7,274,358
Diluted	11,555,236	9,687,623	11,080,904	7,274,358

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Six Months Ended June 30,
	2016	2015
Cash Flows From Operating Activities:
Net loss	$(939)	$(15,120)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,323	641
Stock-based compensation	286	476
Amortization of debt discount	1,239	2,662
Amortization of deferred financing costs	91	219
Change in fair value of warrant liability	(5,184)	(651)
Impairment of long-lived assets	-	920
Inventory write-offs	-	4,818
Other	329	-
Changes in operating assets and liabilities:
Current assets	1,817	513
Current liabilities	(2,536)	(33)
Net cash used in operating activities	(1,574)	(5,555)

Cash Flows From Investing Activities:
Lasers placed-in-service, net	(328)	(123)
Other	140	(100)
Acquisition costs, net of cash received	-	(42,500)
Net cash used in investing activities	(188)	(42,723)

Cash Flows From Financing Activities:
Proceeds from convertible debentures	-	32,500
Proceeds from senior notes	-	10,000
Proceeds from term debt	1,500	-
Other financing activities	(207)	(105)
Net cash provided by financing activities	1,293	42,395

Effect of exchange rate changes on cash	7	2

Net decrease in cash and cash equivalents	(462)	(5,881)
Cash and cash equivalents, beginning of period	3,303	11,434

Cash and cash equivalents, end of period	$2,841	$5,553

Supplemental information:
Cash paid for interest	$980	$250

Supplemental information of non-cash investing and financing activities:
Conversion of convertible preferred stock into common stock	$-	$5,283
Conversion of senior secured convertible debentures into common stock	$248	$2,308
Reclassification of property and equipment to inventory, net	$-	$107
Reclassification of warrants to equity	$1,541	$-
Recognition of warrants issued as debt discount	$47	$-